Exhibit 99.1

 Vyyo Reports Third Quarter 2007 Financial Results

~Cable Revenue Growth Accelerated in Quarter~

NORCROSS, Ga., November 8 /PRNewswire-FirstCall/ -- Vyyo Inc. (Nasdaq: VYYO), a supplier of broadband access equipment for cable system operators, today reported financial results for the third quarter ended September 30, 2007.

For the third quarter of 2007, Vyyo reported sales of $2.6 million, compared to $1.7 million in the second quarter of 2007 and $1.1 million in the third quarter of the previous year. Loss for the third quarter of 2007 was $8.7 million, or $0.47 per share, compared to a loss of $4.7 million, or $0.25 per share, in the second quarter of 2007 and a loss of $7.7 million, or $0.43 per share, in the third quarter of the previous year.

Vyyo ended the third quarter of 2007 with $19.2 million of cash and cash equivalents and short-term investments, down from $26.2 million at the end of the second quarter of 2007.  During the third quarter, cable revenues were $1 million, up from $326,000 in the second quarter of 2007.

“While investors are expressing their concern about cable’s ability to compete with bandwidth-rich competitors, it’s important to note that operators have solutions – including ours – at hand that can dramatically expand their ability to deliver the new services that will help them compete with telco fiber,” said Wayne H. Davis, CEO of Vyyo.  “The operator community is recognizing the need for a long-term solution that will cost-effectively give them both the downstream and the upstream capacity that they need.”

Investor Conference Call

The company will host an investor conference call to discuss the third quarter results on Thursday, November 8, 2007 at 9:00 AM EST after which management will host a question and answer session.  To participate, domestic participants should dial 800-366-7417 and international participants should dial 303-262-2143 at least 10 minutes prior to the call and ask to be connected to the Vyyo conference call.  The call can be accessed at the Events & News section on the homepage of Vyyo’s website at http://www.vyyo.com.  A telephone replay will be available through Thursday, November 15 by dialing 800-405-2236 (domestic) or 303-590-3000 (international) and entering access code 11099729#.

About Vyyo Inc.

Vyyo Inc., (NASDAQ: VYYO), a leading supplier of broadband access equipment, delivers to cable system operators a powerful, economic platform with fiber-like performance that extends their dominant bandwidth position over the competition and drives new revenues. Vyyo’s spectrum overlay technology expands typical HFC (hybrid-fiber coax) network capacity in the “last mile,” offering the only cost-effective solution that quadruples upstream and doubles downstream bandwidth to help operators deliver new, advanced residential and business services at a fraction of the cost of fiber deployments. Vyyo is based in Norcross, GA. For more information, please visit http://www.vyyo.com.

Safe Harbor Statement

Statements made in this press release relating to the future, including those related to the opportunities created for our customers given our ability to provide spectrum overlay solutions and dramatically increase upstream and downstream bandwidth, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our business and results of operations to differ materially from those expressed or implied by such forward-looking statements. Risks that may cause these forward-looking statements to be inaccurate include among others: our ability to close the transaction as contemplated or at all; whether we will be able to accelerate the movement from development stage to deployment and establish meaningful commercial relationships with cable system operators; the current limited visibility available in the telecommunications and broadband access equipment markets; the willingness and ability of operators to adopt our new technology and apply it in a manner that meets customer demands; our ability to produce and distribute our spectrum overlay and T1 solutions in the quantities, and with the quality control, desired by the market; and other risks set forth in our annual report on Form 10-K for the year ended December 31, 2006, our quarterly reports on Form 10-Q and other reports filed by us with the Securities and Exchange Commission from time to time. We assume no duty to update these statements.

All trademarks mentioned herein are the property of their respective owners.

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PUBLIC RELATIONS:	INVESTOR RELATIONS
Paul Schneider	Walt Ungerer
Paul Schneider Public Relations, Inc.	VP, Corporate Communications
(w) 215.702.9784	Vyyo Inc.
(m) 215.817.4384	678.488.0468
pspr@att.net

Vyyo Inc.

Condensed Consolidated Statements of Operations

In Thousands, except per common share data

	Three months ended
	September 30,	June 30,	September 30,
	2007	2007	2006
	Unaudited	Unaudited	Unaudited
Revenues:
Revenues	$1,026	$354	$161
Revenues, related party	1,560	1,313	953
Total revenues	2,586	1,667	1,114
Cost of revenues(1):
Cost of products sold	1,066	393	116
Cost of products sold, related party	1,492	1,040	812
Write-down of inventory	47	136	169
Insurance reimbursement for damaged inventory	—	(101)	—
Total cost of revenues	2,605	1,468	1,097

Gross profit	(19)	199	17

Operating expenses (2):
Research and development	3,260	2,763	2,933
Sales and marketing	2,370	2,705	2,080
General and administrative	2,375	2,274	1,962
Total operating expenses	8,005	7,742	6,975
Operating loss	(8,024)	(7,543)	(6,958)

Financial income	199	410	347
Financial expenses	(822)	(791)	(836)
Loss before income taxes	(8,647)	(7,924)	(7,447)
Income taxes	(67)	3,238	(271)
Loss from continuing operations	(8,714)	(4,686)	(7,718)
Discontinued operations	—	—	48
Loss for the period	$(8,714)	$(4,686)	$(7,670)

Loss per share of common stock
Continuing operations	$(0.47)	$(0.25)	$(0.43)
	$(0.47)	$(0.25)	$(0.43)

Weighted average number of shares of common stock outstanding, basic and diluted	18,479	18,417	17,956

(1) Includes stock-based compensation	$17	$15	$24
(2) Includes stock-based compensation:
Research and development	$162	$157	$228
Sales and marketing	$523	$623	$426
General and administrative	$604	$777	$504

Vyyo Inc.

Condensed Consolidated Balance Sheet

In Thousands

	September 30,	June 30,	December 31,
	2007	2007	2006
	Unaudited	Unaudited
Current Assets:
Cash, cash equivalents and short-term investments	$19,221	$26,265	$18,688
Accounts receivable trade, net:
Related party	1,193	745	991
Other	623	172	194
	1,816	917	1,185
Inventory, net	2,145	2,287	2,362
Other current assets	2,067	1,303	996
Total Current Assets	25,249	30,772	23,231

Long-Term Assets:
Restricted cash	5,000	5,000	5,000
Property and equipment, net	1,444	1,570	1,676
Employee rights upon retirement funded	1,319	1,181	1,168
Debt issuance cost, net	135	142	1,074
Total Assets	$33,147	$38,665	$32,149

Liabilities and Capital Deficiency
Current Liabilities:
Accounts payable	$2,139	$1,795	$1,719
Accrued liabilities	5,712	5,205	7,877
Deferred revenues, related party	3,626	3,590	3,795
Total Current Liabilities	11,477	10,590	13,391

Long-Term Liabilities
Promissory note	6,111	5,745	5,078
Senior secured note	—	—	5,085
Convertible note	35,000	35,000	10,097
Liability for employee rights upon retirement	2,776	2,339	2,111
Total Liabilities	55,364	53,674	35,762

Total Capital Deficiency	(22,217)	(15,009)	(3,613)
Total Liabilities and Capital Deficiency	$33,147	$38,665	$32,149